Exhibit (r)(2)

Endowment Advisers, L.P.

Code of Ethics

I.	General

A. Adoption of the Code of Ethics

Endowment Advisers, L.P. (the “Adviser) has adopted this code of ethics (the “Code”) in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”). Anyone with questions regarding the Code or its application should contact the Adviser’s Chief Compliance Officer (“CCO”) or Review Officer.

B. Adviser Standards of Business Conduct

The confidence and trust placed in the Adviser by its clients is something the Adviser values and endeavors to protect. To further that goal, this Code is designed to ensure that Supervised Persons (as defined below) place the interests of the clients of the Adviser before their own personal interests at all times. Given the access that Supervised Persons may have to proprietary and client information, the Adviser and its Supervised Persons must avoid even the appearance of impropriety with respect to personal trading, which must be oriented toward investment rather than short-term or speculative trading.

Each Supervised Person should keep in mind the following general principles:

1.	Persons to whom the Code is applicable are fiduciaries. No person to whom this Code is applicable should knowingly place his or her own interests ahead of those of any of the Adviser’s clients, the investment companies for which the Adviser serves as investment adviser (the “Funds”), or their shareholders;

2.	No person to whom the Code is applicable should use knowledge of transactions by a client of the Adviser, to his or her profit or advantage or take inappropriate advantage of his or her position with any client;

3.	All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest, the appearance of a conflict of interest or any abuse of an individual’s position of trust and responsibility with any client;

4.	Information concerning the composition of a client’s security holdings is confidential;

5.	Failure to comply with this Code may result in disciplinary action, including termination of employment; and

6.	The purpose of this Code is to protect the Adviser’s clients by:

a.	deterring misconduct,

b.	educating employees regarding the expectations and laws governing their conduct,

c.	guarding against violations of the federal securities laws, and

d.	establishing procedures for employees to follow to comply with the Adviser’s ethical principles.

II.	Definitions

For purposes of this Code, the following terms have the meanings set forth as follows:

A. “Access Persons” include:

1. any directors, officers and general partners (or other person occupying a similar status or performing similar functions) of the Adviser;

2. any employee of the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

3. any natural person who controls the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of Representation Securities by the Fund; and

4. any other Supervised Person who:

(a) Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any registered investment company advised, sub-advised or underwritten by the Adviser or an Affiliated Person of the Adviser; or

(b) Is involved in, or whose functions relate to, making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or makes, participates in, or obtains information regarding the purchase or sale of securities by the Adviser’s clients.

B. “Affiliated Person” of another person shall mean:

1. any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;

2. any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

3. any person directly or indirectly controlling, controlled by, or under common control with, such other person;

4. any officer, director, partner, copartner, or employee of such other person; and

5. with respect to a Fund and the Adviser.

C. “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D. “Beneficial Ownership” is to be determined in the same manner as it is determined for purposes of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any securities of which he or she shares in the profits, even if he or she has no influence on voting or disposition of the securities; but does not include securities held by limited partnerships where the person is not aware of such security holding and has no control or discretion as to its disposition. A Supervised Person who has questions regarding the definition of this term should consult the CCO.

E. “Board” means a Fund’s Board of Directors.

F. “Client” refers to any entity (e.g., investment company, person or corporation) for which the Adviser provides an advisory service or to which it has a fiduciary responsibility.

G. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of more than 25% of a company’s outstanding voting securities is presumed to give the holder thereof control over the company.

H. “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

I. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

J. “Investment Fund” has the same meaning as set forth in a Fund’s private placement memorandum.

K. “Investment Personnel” means:

1. Any employee of the Adviser (or of any company in a Control relationship to a Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund.

2. Any natural person who controls a Fund or the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by the Fund.

L. “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or 4(6) or pursuant to rule 504, rule 505, or rule 506 under that Act.

M. “Purchase or Sale of a Reportable Security” means obtaining or disposing of Beneficial Ownership of that Reportable Security and includes, among other things, the writing of an option to purchase or sell a Reportable Security.

N. “Reportable Security” means a security as defined under section 202(a)(18) of the Advisers Act, including, for example, any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Excluded from this definition are:

1. Direct obligations of the Government of the United States;

2. Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3. Shares issued by money market funds;

4. Shares issued by registered open-end investment companies (“funds”) other than funds for which the Adviser, or any entity that controls, is controlled by or under common control with the Adviser, acts as the investment adviser, sub-adviser or principal underwriter; and

5. Shares issued by unit investment trusts that are invested exclusively in one or more funds described above in II.N.4.

O. “Restricted Period,” with respect to a Reportable Security, is the period of time currently designated as fifteen (15) days before or after the time that the same (or a related) Reportable Security is purchased or sold by the Fund.

P. “Review Officer” shall mean the CCO or any other person charged with the responsibility, at any given time, to pre-clear trades, grant exceptions to prohibitions under the Code, receive reports and notices required by this Code to be generated, and to accomplish any other requirement of this Code.

1. A person may be designated by the CCO as a Review Officer (or the CCO may undertake the responsibility of serving as the Review Officer) for purposes of this Code without otherwise formally carrying that title or the responsibility for functions otherwise generally associated with the responsibilities of a compliance officer.

2. The Review Officer may delegate certain functions as appropriate.

Q. “Security held or to be Acquired by a Fund” shall mean

1. Any Reportable Security which, within the most recent 15 days:

(a) Is or has been directly held by a Fund; or

(b) Is being or has been considered by a Fund or its investment adviser (including the Adviser and any sub-adviser (“Sub-Adviser”)) for purchase by the Fund; and

2. Any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

3. Specifically excluded from this definition is any Reportable Security in which the Fund has no investment discretion and that the Fund has no current knowledge are being held on its behalf (i.e., an investment by the Fund in an Investment Fund for which the manager of the Investment Fund has full discretion to buy or sell securities without consultation or input from the Fund).

R. “Supervised Persons” include:

1. Any partners, directors and officers (or other person occupying a similar status or performing similar functions) or employees of the Adviser; and

2. All other persons who provide investment advice on behalf of the Adviser and are subject to the supervision and control of the Adviser.

III.	Approval, Adoption and Administration of Code of Ethics

A. The Adviser must:

1. adopt a written Code containing provisions reasonably necessary to prevent Access Persons from violating the Code;

2. provide the written Code and any amendments thereto to the Boards; and

3. provide a written certification to the Boards that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

B. The Boards, including a majority of the Directors who are not “interested persons” of the Funds (“Disinterested Directors”), must approve the Code, and any material changes to the Code. The Boards must base their approval on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from violating the Code.

C. Following initial approval of the Code by the Boards, any material change to the Code must be approved by the Board of the applicable Fund within six months of such amendment. In connection with any such approval, the Board(s) shall be provided with a certification from the Adviser that it has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.

D. No less frequently than annually, the Adviser must furnish to the Boards, and the Boards must consider, a written report that:

1. Describes any issues arising under the Code since the last report to the Boards, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations, summarizes any changes in the procedures made during the past year, and identifies any recommended changes in existing restrictions or procedures based upon the Adviser’s experience with the Code, evolving industry practice, or developments in applicable laws or regulations; and

2. Certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

IV.	Legal Requirements

A. Investment Limitations Under 17j-1

It is the policy of the Adviser and the Funds that no Access Person or Affiliated Persons of the Adviser shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 under the 1940 Act.

Rule 17j-1(b) under the 1940 Act provides that any Access Person or Affiliated Person of the Adviser, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by a Fund shall not:

1. employ any device, scheme or artifice to defraud a Fund;

2. make to a Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3. engage in any act, practice or course of business that would operate as a fraud or deceit upon a Fund; or

4. engage in any manipulative practice with respect to a Fund.

B. Reporting Obligations

Each Access Person shall file the following reports with the Review Officer:

1. Initial Holdings Report. No later than ten (10) days after the person becomes an Access Person under this Code, each Access Person must provide to the Review Officer an initial holdings report, which is current as of a date no more than 45 days prior to the date the reporting person becomes an Access Person, containing the following information:

a. The title and type of security, exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c. The date that the report is submitted by the Access Person.

2. Quarterly Reports. Each Access Person must provide to the Review Officer, on a quarterly basis, not later than thirty (30) days after the end of the calendar quarter, a report containing the following information:

a. With respect to any transaction during the quarter in a Reportable Security in which the Access Person had any direct or indirect beneficial ownership:

i. The date of the transaction, the title, the ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable) and the number of shares and the principal amount of each Reportable Security involved;

ii. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii. The price at which the transaction was effected;

iv. The name of the broker, dealer or bank with or through whom the transaction was effected; and

v. The date the report was submitted by the Access Person.

b. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

i. The name of the broker, dealer or bank with whom the Access Person established the account;

ii. The date the account was established; and

iii. The date that the report is submitted by the Access Person.

3. Annual Holdings Report. Each Access Person must annually provide to the Review Officer a complete listing of all Reportable Securities owned by the Access Person, no later than February 14 of each year, which report must be current as of a date no more than 45 days before the report is submitted. The listing must contain the following information:

a. The title and type of security, exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;

b. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c. The date that the report is submitted by the Access Person.

4. Annual Certification. The CCO shall distribute a copy of the Code and any amendments thereto to each Access Person. All Access Persons shall be required to certify annually that they have received, read and understand the Code. Further, all Access Persons are required to certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

C. Exceptions from Reporting Requirements

An Access Person need not submit:

1. Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

2. A transaction report with respect to transactions effected pursuant to an Automatic Investment Plan; and

3. A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Review Officer holds in his/her records so long as he/she receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

V.	Pre-Approval of Certain Investments

Access Persons must obtain approval from the CCO or Review Officer before they directly or indirectly acquire Beneficial Ownership in any security in an Initial Public Offering or in a Limited Offering.

VI.	Compliance with Applicable Federal Securities Laws

Each Supervised Person is required to comply with the Federal Securities Laws. To fulfill this requirement, each Supervised Person is required to comply with the Adviser’s compliance manual as well as the compliance manuals of the Funds, each as amended from time to time, to the extent applicable to such Supervised Person.

VII.	Confidentiality

All reports of securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Adviser) any information regarding securities transactions made or being considered by or on behalf of the Funds.

VIII.	Review and Enforcement

A. The Review Officer shall compare all reported personal securities transactions with completed portfolio transactions of each Fund and a list of securities being considered for purchase or sale by each Fund to determine whether a violation of this Code may have occurred. One test that may be applied in determining whether a violation of the Code has occurred will be to review the securities transactions of Access Persons for patterns of transactions. For example:

1. Any pattern involving parallel transactions (for a Fund and the individual both buying or both selling the same Reportable Security) or opposite transactions (buy/sell or sell/buy) within the Restricted Period may be analyzed to determine whether the individual’s transaction may have violated the Code.

2. Among the other factors that may be considered in the analysis are:

a. the number and dollar amount of the transactions;

b. the trading volume of the Reportable Security in question;

c. the length of time the Reportable Security has been held by the individual; and

d. the individual’s involvement in the investment process.

It should be noted, however, that a violation could be deemed to have resulted from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealing have been violated. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

B. Any material violation or potential material violation of the Code must be promptly reported to the CCO or Review Officer. The Adviser strongly encourages persons that are subject to this Code to contact the Review Officer or the CCO in case they have questions regarding its application or potential violations of the Code.

C. If the Review Officer determines that a violation of the Code may have occurred, the Review Officer shall submit his or her written determination, together with a confidential report and any additional explanatory material provided by the individual, to the CCO (if different from the Review Officer), who shall make an independent determination as to whether a violation has occurred.

D. If the CCO finds that a violation has occurred, the CCO shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Funds’ Boards.

E. No person shall participate in a determination of (1) whether he or she personally has committed a violation of the Code, or (2) the imposition of any sanction in the event he or she committed a violation of the Code. If a Reportable Securities transaction of the CCO is under consideration, the President of the Adviser shall act in all respects in the manner prescribed in this Code for the CCO.

IX.	Records

The Adviser shall maintain records in the manner and to the extent set forth below, which may be maintained on microfilm or by such other means permissible under the conditions described in Rule 204-2 under the Advisers Act or under no-action letters or interpretations under that rule, and shall be available for examination by representatives of the Securities and Exchange Commission.

A. A copy of this Code shall be preserved in an easily accessible place (including for five (5) years after this Code is no longer in effect).

B. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

C. A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

D. A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

E. A record of any decision, and the reasons supporting the decision, to approve the acquisition by of securities by Access Persons under Section V and Investment Personnel under Section VII of this Code shall be preserved for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

X.	Approval, Amendment and Interpretation of Provisions

A. This Code may be amended as necessary or appropriate with the approval/ratification of the Boards.

B. This Code is subject to interpretation by the Adviser in its discretion.

Dated: January 16, 2004, as amended February 1, 2005

Exhibit A

Endowment Advisers, L.P.

Code of Ethics

QUARTERLY SECURITIES TRANSACTION REPORT1

This report of Reportable Securities transactions pursuant to the Code of Ethics must be completed, signed, and submitted not later than 30 days after the end of each calendar quarter and must cover, at a minimum, all transactions during the quarter. Refer to the Code of Ethics for further instructions. If you have no transactions to report, please check to box below and sign the Report.

Name of Reporting Person:

Date Became Subject to the Code’s Reporting Requirements:	____________	For The Calendar Quarter Ended:	____________

Date Report Due (no later than 30 days after the end of a calendar quarter):	____________	Date Report Submitted:	____________

Securities Transactions During the Quarter

No Transactions to Report (check if applicable) ☐

Date of Transaction	Title of Security/ CUSIP or Exchange Ticker	Nature of Transaction (Purchase/Sale/ Other2)	No. of Shares/ Securities	Principal Amount, Maturity Date and Interest Rate (as applicable)	Price	Executing Broker, Dealer or Other Party Through Whom Transaction Was Made

(Continue transaction record on next page if necessary.)

Securities Accounts Opened During the Quarter

If you have no new securities accounts to report, please check here. ☐

Name of Broker, Dealer or Bank

[1]	This report must be completed in accordance with the Code of Ethics. Filing of this Report is required whether or not transactions occurred.

[2]	If the transaction is other than a straightforward sale or purchase of securities, mark it with an asterisk and explain the nature of the transaction on the reverse side. Describe the nature of each account in which the transaction is to take place, i.e., personal, spouse, children, charitable trust, etc. If you wish, you may attach a copy of your account statements as provided to you by your broker, bank or custodian

Exhibit A

I represent that I am not in possession of material non-public information concerning the securities listed above or their issues. If I am an Access Person charged with making recommendations concerning the portfolios of the Funds with respect to any of the securities listed above, I hereby represent that I have not determined or been requested to make a recommendation in any of the securities listed above except as permitted by the Code of Ethics. This report is not an admission that I have a direct or indirect beneficial ownership of one or more securities reported above.

(Signature)	(Date)

Exhibit A

(Transaction record continued from previous page.)

Date of Transaction	Title of Security/ CUSIP or Exchange Ticker	Nature of Transaction (Purchase/Sale/ Other2)	No. of Shares/ Securities	Principal Amount, Maturity Date and Interest Rate (as applicable)	Price	Executing Broker, Dealer or Other Party Through Whom Transaction Was Made

Exhibit B

Endowment Advisers, L.P.

Code of Ethics

INITIAL HOLDINGS REPORT

This report shall set forth information on your holdings in Reportable Securities* in which you have a direct or indirect beneficial interest, including holdings by a spouse, minor children, trusts, foundations, and any account for which trading authority has been delegated to you, as required by the Code of Ethics. (Please see the Code of Ethics for more information.)

Name of Reporting Person:

Date Became Subject to the Code’s Reporting Requirements:	_________________	Information in Report Dated As Of (must be current as of a date no more than 45 days before Date Become Subject to Code’s Reporting Requirements):	___________________
Date Report Due (no later than 10 days after became Access Person):	_________________	Date Report Submitted:	___________________

Securities Holdings

Title of Security/CUSIP or Exchange Ticker	Number of Shares	Principal Amount

(Continue holdings record on next page if necessary.)

If you have no securities holdings to report, please check here. ☐

Securities Accounts

Name of Broker, Dealer or Bank in which Securities are Held

If you have no securities accounts to report, please check here. ☐

Exhibit B

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics. This report is not an admission that I have a direct or indirect beneficial ownership of one or more securities reported above.

(Signature)	(Date)

*	Please refer to the definition of “Reportable Securities” included in the Code of Ethics.

Exhibit B

(Holdings record continued from previous page.)

Title of Security/CUSIP or Exchange Ticker	Number of Shares	Principal Amount

Exhibit C

Endowment Advisers, L.P.

Code of Ethics

ANNUAL HOLDINGS REPORT

This report shall set forth information on your holdings in Reportable Securities* in which you have a direct or indirect beneficial interest, including holdings by a spouse, minor children, trusts, foundations, and any account for which trading authority has been delegated to you, as required by the Code of Ethics. (Please see the Code of Ethics for more information.)

Name of Reporting Person:

Date Became Subject to the Code’s Reporting Requirements:	__________________	Information in Report Dated As Of (must be current as of a date no more than 45 days before Date Report Submitted):	___________________

For Year Ended:	__________________	Date Report Submitted:	___________________

Securities Holdings

Title of Security/CUSIP or Exchange Ticker	No. of Shares	Principal Amount

(Continue holdings record on next page if necessary.)

If you have no securities holdings to report for the year, please check here. ☐

Securities Accounts

Name of Broker, Dealer or Bank

If you have no securities accounts to report for the year, please check here. ☐

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics. This report is not an admission that I have a direct or indirect beneficial ownership of one or more securities reported above.

(Signature)	(Date)

*	Please refer to the definition of “Reportable Securities” included in the Code of Ethics.

Exhibit C

(Holdings record continued from previous page.)

Title of Security/CUSIP or Exchange Ticker	Number of Shares	Principal Amount

Exhibit D

Endowment Advisers, L.P.

Code of Ethics

ANNUAL CERTIFICATION OF COMPLIANCE

Name of Person Certifying:

Access Persons shall complete this Code of Ethics Certification of Compliance upon the receipt and review of this Code of Ethics and on an annual basis thereafter.

I have read and understand the Code of Ethics referenced above and certify that I am in compliance with it and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code of Ethics.

(Signature)	(Date)